   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1997
                                                     Registration No. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                   FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          --------------------------

                                AMX CORPORATION
             (Exact name of registrant as specified in its charter)

              TEXAS                                            75-1815822
  (State or other jurisdiction                               (IRS Employer
of incorporation or organization)                          Identification No.)

                             11995 FORESTGATE DRIVE
                              DALLAS, TEXAS  75243
                                  972-644-3048
                  (Address, including zip code, and telephone
            number, including area code, of registrant's principal
                               executive office)

                          --------------------------

                                   JOE HARDT
                             11995 FORESTGATE DRIVE
                              DALLAS, TEXAS  75243
                                  972-644-3048
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                            A. MICHAEL HAINSFURTHER
                              MARK A. KOPIDLANSKY
                      MUNSCH HARDT KOPF HARR & DINAN, P.C.
                                1445 ROSS AVENUE
                              4000 FOUNTAIN PLACE
                              DALLAS, TEXAS  75202
                                  214-855-7580

                          --------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box.                          [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]

                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                           PROPOSED           PROPOSED
                                            MAXIMUM            MAXIMUM
TITLE OF SHARES TO      AMOUNT TO BE     OFFERING PRICE       AGGREGATE           AMOUNT OF
  BE REGISTERED          REGISTERED       PER SHARE(1)     OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per    1,761,041 shares       $ 6.63          $ 11,675,702          $ 3,539
share
-----------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low sales prices of the Common Stock on November 17, 1997, as reported on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1997

PROSPECTUS

                                AMX CORPORATION
                            1,761,041 Common Shares
                          Par Value of $.01 Per Share

    This Prospectus relates to the public offering, which is not being underwritten, of up to 1,766,041 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of AMX Corporation, a Texas corporation (the "Company"), which may be offered from time to time by the Selling Shareholders named herein or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders"). All of the securities to be registered hereby are to be offered for the account of Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs relating to the registration of the Shares, estimated to be approximately $41,000.

    The Shares were originally issued by the Company to the respective Selling Shareholders in connection with (i) the sale of Common Stock to certain venture capital investors pursuant to a Preferred and Common Stock Purchase Agreement dated March 31, 1995, and (ii) the acquisition of the remaining shares of Common Stock of PHAST Corporation not already owned by the Company pursuant to a Stock Purchase Agreement dated October 14, 1997. Pursuant to each of the foregoing transactions, the Company agreed to register for resale the Shares received by the Selling Shareholders.

    The Shares may be offered by the Selling Shareholders from time to time in one or more transactions in the Nasdaq National Market or the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholders" and "Plan of Distribution."

    The Company's Stock is traded on the Nasdaq National Market under the symbol "AMXX." The average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on November 17, 1997 was $6.63 per share.

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 7, FOR INFORMATION THAT SHOULD BE CONSIDERED BY
PROSPECTIVE INVESTORS.

    The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents executing selling orders on behalf of the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Shareholders.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

                The date of this Prospectus is November __, 1997

                            AVAILABLE INFORMATION

    The Company is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements, and other information filed by the Company are available for inspection and copying at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is traded as "National Market Securities" on the Nasdaq National Market. Material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 which the Company has filed with the Commission under the Securities Act, with respect to the Common Stock. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended March 31,
       1997;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    4. The Company's Proxy Statement for its Annual Meeting of Shareholders held on August 13, 1997; and

    5. The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A (Commission File No. 0-26924), as filed with the Commission pursuant to the Exchange Act on October 5, 1995, as may be amended, modified or superseded by any report or amendment filed with the Commission for the purpose of updating such description.

    All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

    Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to David Chisum, AMX Corporation, 11995 Forestgate Drive, Dallas, Texas 75243, telephone number (972) 644-3048.

                                 THE COMPANY

    The Company was incorporated in March 1982. The Company is a leading designer, developer, manufacturer and marketer of integrated remote control systems that enable end users to operate as a single system a broad rage of electronic and programmable equipment in a variety of corporate, educational, industrial, entertainment, governmental, and residential settings. The Company's hardware and software products provide the operating system, machine control, and user interface necessary to operate as an integrated network electronic devices from different manufacturers through easy-to-use control panels. The Company's systems provide centralized control of a wide range of video systems, audio systems, teleconferencing equipment, educational media, lighting equipment, environmental control systems, security systems, and other electronic devices.

    The Company is a Texas corporation and its principal executive offices are located at 11995 Forestgate Drive, Dallas, Texas 75243, and its telephone number at such address is (972) 644-3048.

                          FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE
CONTAIN FORWARD-LOOKING STATEMENTS (AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) REGARDING FUTURE EVENTS OR THE FUTURE
FINANCIAL PERFORMANCE OF THE COMPANY, AND ARE SUBJECT TO A NUMBER OF RISKS
AND OTHER FACTORS WHICH COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO
DIFFER MATERIALLY FROM THOSE CONTAINED IN AND ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS. AMONG SUCH FACTORS ARE THE RISK FACTORS
DISCUSSED BELOW.  SEE "RISK FACTORS."  THE FORWARD-LOOKING STATEMENTS
CONTAINED HEREIN AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE ARE NECESSARILY DEPENDENT UPON ASSUMPTIONS, ESTIMATES AND DATA THAT MAY BE INCORRECT OR IMPRECISE. ACCORDINGLY, ANY FORWARD-LOOKING STATEMENTS INCLUDED HEREIN AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE DO NOT PURPORT TO BE PREDICTIONS OF FUTURE EVENTS OR CIRCUMSTANCES AND MAY NOT BE REALIZED. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. ANY FORECASTS OR PROJECTIONS IN
THIS PROSPECTUS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OF THE COMPANY'S NEAR TERM RESULTS, BASED ON CURRENT INFORMATION AVAILABLE PERTAINING TO THE COMPANY, INCLUDING THE AFOREMENTIONED RISK FACTORS. ACTUAL RESULTS COULD DIFFER MATERIALLY. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY
ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION,
FUTURE EVENTS OR OTHERWISE.

                                 RISK FACTORS

    The Shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully before purchasing the Shares offered hereby.

MANAGEMENT OF NEW SUBSIDIARIES

    Since August 1995, the Company has acquired and/or formed several new operating subsidiaries, including AudioEase, Inc., which designs, manufactures, and markets hardware and software products for upscale home theater systems and whole home audio/video control and distribution systems (since its formation, Audio Ease has been merged into PHAST), PHAST Corporation ("PHAST"), which designs and manufactures home automation control systems and products, and AMX Control Systems Pte. Ltd., as a representative company in Singapore in order to provide customer support for the sale of the Company's products into that region. Through these subsidiaries, all of which are wholly owned, the Company has increased its product and service offerings. This growth has placed a strain on the Company's resources and has resulted in an increase in the level of responsibility for management personnel. The successful and efficient management of these new subsidiaries is critical to the Company's future financial performance. Management of these new subsidiaries will require that the Company's management personnel work together effectively and efficiently and that the Company, among other things, integrate the companies' software products and technologies, integrate management information systems, consolidate the companies' operations and manage geographically dispersed operations (including new offices in Philadelphia and Singapore), each of which could pose significant challenges. The diversion of the attention of management created by this process, and any disruptions or other difficulties encountered, could have a material adverse effect on the business, operating results and financial condition of the Company. The difficulty of managing these numerous businesses may be increased by the need to integrate personnel and changes effected in managing these companies may cause key employees to leave. There can be no assurance that the Company will be able to manage the operations of the new subsidiaries successfully, and any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

INVESTMENT IN PHAST

    The Company has committed resources to develop new products for specific vertical markets to expand system sales and to provide added value to its products. In particular, the Company has made a significant investment in its PHAST subsidiary, which designs and manufactures home automation control systems and products for the residential market. As of September 30, 1997, the Company has advanced $4,794,000 to PHAST, and has recorded net losses of $1,227,883, $2,311,000 and $445,000 for the six months ended September 30, 1997 and the years ended March 31, 1997 and March 31, 1996, respectively. Although management believes that significant investments such as these are appropriate, such investments can and have had a negative impact on the Company's results of operations. As with entry into any new market, entry by the Company (through PHAST) into the residential market for automated controls and systems entails risks associated with the state of development of the market, intense competition from companies already operating in these markets, potential competition from companies that may have greater financial resources than the Company, and increased research and development and selling and remarketing expenses. PHAST has recently begun shipping home automation control systems and products to its dealers; however, there can be no assurance that PHAST's products will receive market acceptance in a timely manner or at all, or that prices for PHAST's products in the residential market will be at a level sufficient to provide profitable operations. Therefore, the entry by the Company into the residential market for automated controls and systems, particularly in light of the Company's investment in PHAST, could have a material adverse effect on the Company's results of operations.

FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's quarterly operating results have varied significantly in the past, and can be expected to vary in the future. These quarterly fluctuations have been the result of a number of factors, including: the volume and timing of orders received during the period, particularly from international distributors, original equipment manufacturers and other large customers; sales and marketing expenses related to entering new markets; the Company's investment in PHAST; expenses associated with management of new subsidiaries and new offices; the Company's reliance upon dealers and distributors; the timing of new product introductions by the Company and its competitors; the availability and pricing of components for the Company's products; fluctuations in commercial and residential construction and remodeling activity; and changes in product or distribution channel mix. Many, but not all, of these factors are beyond the Company's control. The Company may have control over making decisions whether to incur expenses and may choose to incur an expense even though it has a negative impact on quarterly results. In addition, the Company generally experiences higher selling and marketing expenses during the first fiscal quarter of each year due to costs associated with the Company's largest trade show (occurring in June) and experiences higher sales in the education market during the second fiscal quarter of each year due to the buying cycles of educational institutions. Accordingly, the Company believes that period-to-period comparisons of its quarterly results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

INCREASING COMPLEXITY OF PRODUCT DESIGN

    The market for integrated remote control systems is characterized by rapidly evolving technology and frequent new product introductions. The Company's future success will depend in part on its ability to continue to develop and introduce competitive products and technologies on a timely basis with features and functionalities that meet the changing requirements of the marketplace. Advances in technology will require continued investment in research and development to maintain the Company's market position. There can be no assurance that the Company will be successful in developing products that will include features required by the marketplace at prices competitive with products offered by others. In addition, as the Company seeks to introduce products with greater functionality and capability, the Company's products have necessarily become more complex and therefore require greater commitment of time and resources to develop. The Company has experienced product introduction delays in the past and may experience such delays in the future due to the complex nature of its products. Failure to develop and manufacture new, competitive products in a timely manner could have a material adverse effect upon the Company's results of operations.

YEAR 2000 COMPLIANCE

    The Company utilizes a significant number of computer software programs and operating systems in its operations, including applications used in manufacturing, product development, financial business systems, and various administrative functions. To the extent that the Company's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000", some level of modification or even possibly replacement of such applications will be necessary. The Company is currently in the process of completing its identification of applications that are not "Year 2000" compliant. Given information known at this time about Company systems having such issues, coupled with the Company's on-going, normal course-of-business efforts to upgrade or replace business critical systems, as necessary, it is currently not anticipated that these "Year 2000" costs will have any material adverse impact on the Company's liquidity or its results of operations; however, the Company is still in the preliminary stages of analyzing its systems and requirements and, to the extent the Company's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects.

COMPETITION

    The markets for the Company's remote control systems are highly competitive. The Company's principal direct competitors based in North America include Crestron Electronics, Inc. ("Crestron") in all its markets, Dynacom Inc., DuKane Corp. and Rauland-Borg Corp. in the education market, and Honeywell, IBM and the Audio Axcess division of Harmon International, as well as numerous smaller companies, in the residential market. Of these competitors, Crestron is the Company's principal competitor. In addition, the Company assumes that there are other companies with substantial financial, technical, manufacturing, and marketing resources currently engaged in the development and marketing of products similar to those of the Company, and that such companies may enter one or more of the Company's markets at any time. Most of the Company's competitors are focused on a single vertical market and may therefore be able to devote more resources to products that directly compete with, and which may adversely impact sales of, the Company's products in such markets. Moreover, as the Company pursues new markets, it is likely that the Company will encounter new competitors. The Company believes its ability to compete depends on such factors as reputation, quality, customer support and service, price, features and functions of products, ease of use, software and hardware innovation, reliability, and marketing and distribution channels. There can be no assurance that the Company will be able to compete successfully in the future with respect to any of the above factors.

DEPENDENCE ON COMPONENT SUPPLIERS

    The principal components of the Company's products are printed circuit boards, electronic components (including microprocessors), displays, and metal, plastic, or wood housings, substantially all of which are purchased from outside vendors. The Company generally buys components under purchase orders and does not have long term agreements with its suppliers. Although alternate suppliers are available for most of these components, qualifying a replacement supplier and receiving components for certain other products could take up to several months. The Company does not always maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to obtain an adequate supply of replacement components. Any shortage or discontinuation of supply in these components could materially adversely affect the Company's results of operations. The Company also depends on its suppliers to deliver products which are free from defects, competitive in functionality and cost, and in compliance with the Company's specifications and delivery schedules. Disruption in supply, a significant increase in cost of one or more components, failure of a third party supplier to remain competitive in functionality or price, or the failure of a supplier to comply with any of the Company's procurement needs could delay or interrupt the Company's manufacture and delivery of products and thereby materially adversely affect the Company's results of operations. Many of the components used in the Company's products are procured from outside the United States. There is no assurance that trading policies adopted by the United States or foreign governments will not restrict the availability of components or increase the Company's cost of obtaining components. Any significant increase in component prices, whether due to fluctuations in currency exchange rates or other foreign disruptions, would have a material adverse effect on the Company's results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company is substantially dependent upon its executive officers, including Scott D. Miller, its Chairman of the Board, Joe Hardt, its President and Chief Executive Officer, Peter York, its Vice Chairman, Senior Vice President and Secretary, and David E. Chisum, its Chief Financial Officer. The Company's future success depends on the continued contributions of such officers, including the maintenance, enhancement, and establishment of key customer relationships, and the management of operations. The loss of the services of any of these officers by the Company could have a material adverse effect on the Company's results of operations. The Company is dependent in large part on its ability to attract and retain management, engineering, marketing and other technical personnel. Competition for engineering and other technical personnel is intense, and the inability to attract and retain highly qualified technical personnel to coordinate the Company's operations could adversely affect the Company's results of operations. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business.

RISK OF INDUSTRYWIDE STANDARDIZATION

    The Company's products fill a need created by the absence of industrywide standard communication and control protocols and formats for electronic devices. In the event manufacturers were to adopt such standards for various electronic devices, the Company's results of operations could be adversely affected. There can be no assurance that standard communication and control protocols will not be adopted in the future.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS; ENTRY INTO NEW MARKETS

    An important element of the Company's business strategy continues to be the acquisition of similar businesses and complementary products and technologies and the integration of such businesses, products, and technologies into the Company's existing operations. The Company regularly evaluates acquisition opportunities. Financing future acquisitions may require the Company to issue additional debt or equity securities, which may significantly affect the risk profile of the Company or, in the case of issuance of additional equity securities, may be significantly dilutive to holders of Common Stock. There are currently no acquisition negotiations underway, and there can be no assurance that suitable acquisition candidates will be identified by the Company in the future, or that suitable financing for any such acquisition can be obtained by the Company or that any acquisitions will occur. Further, there can be no assurance that future acquisitions will not have an adverse effect upon the Company's financial condition or results of operations, particularly during the periods in which the operations of acquired businesses or the acquired products and technology are being integrated with those of the Company. The Company's strategy also includes developing new products for specific new markets and pursuing new markets for its existing products. Entry into new markets entails risks associated with the state of development of the market, intense competition from companies already operating in these markets, potential competition from companies that may have greater financial resources than the Company, and increased research and development and selling and remarketing expenses. There can be no assurance that the Company's products will receive market acceptance in a timely manner, or at all, or that prices in new markets will be at a level sufficient to provide profitable operations. Therefore, the entry into new markets could have a material adverse effect on the Company's results of operations. See "-Management of New Subsidiaries" and "-Investment in PHAST."

RISKS OF INTERNATIONAL SALES

    A majority of the Company's sales outside of North America have been in Europe (primarily the United Kingdom and Germany) and Australia. Since the Company's international sales are primarily denominated in U.S. dollars, the Company does not currently engage in hedging activities with respect to fluctuations in currency values, but may elect to do so in the future. These sales are subject to a number of risks generally associated with international sales, including: the effect of a strengthening or weakening U.S. Dollar on demand for the Company's products in international markets; other currency fluctuation risks; greater difficulty in accounts receivable collections and increased credit risk; logistical difficulties of managing international operations; unexpected restrictions on the repatriation of funds; and unpredicted changes in regulatory requirements, tariffs and other trade barriers. The loss of, or reduction in, international sales would have a material adverse effect on the Company's results of operations.

GOVERNMENT REGULATION

    The Company's domestic business operations are subject to certain federal, state and local laws and regulations relating to radio frequency ("RF") and infrared ("IR") emissions generated by the Company's products. Certain of the Company's products must comply with Federal Communications Commission ("FCC") regulations before the products may be marketed in the United States, and must comply with the regulations of similar regulatory agencies in foreign countries in which the Company's products are sold.
There can be no assurance that its products will comply with such regulations, or that the applicable regulations will remain constant with respect to the Company's current or future products. Failure to comply with the applicable regulations for products under development or a change in existing regulations that would make products noncompliant could have a material adverse effect on the Company's results of operations. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict its ability to comply with or the ultimate cost of compliance with such requirements.

PROPRIETARY RIGHTS

    The Company relies primarily on a combination of patent, copyright and trade secret protection to establish and protect its proprietary rights. There can be no assurance that the Company's measures to protect its proprietary rights will deter or prevent unauthorized use of the company's technology. In addition, the laws of certain foreign countries may not protect the company's proprietary rights to the same extent as do the laws of the United States. The Company's inability to protect its proprietary rights in its intellectual property could have a material adverse effect upon the Company's results of operations.

    From time to time, certain companies have asserted patent, copyright and other intellectual property rights relevant to the Company's business and the Company expects that this will continue. The Company evaluates each claim relating to its products and, if appropriate, would seek a license. If the Company or its suppliers were to be unable to license protected technology used in the Company's products, the Company could be prohibited from marketing such products. The Company could also incur substantial costs to redesign its products or defend any legal action taken against the Company. If, in any legal action which might arise, the Company's products should be found to infringe upon intellectual proprietary rights, the Company could be enjoined from further infringement and required to pay damages. In the event a third party was to sustain a valid claim against the Company and in the event any required license were not available on commercially reasonable terms, the Company's results of operations could be materially and adversely affected. Litigation, which could result in substantial cost to and diversion of resources of the Company, may also be necessary to enforce intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others.

VOLATILITY OF STOCK PRICE

    Market prices for the Common Stock are and will continue to be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perceptions of the Company's and its competitors' operating results and general economic and other conditions. In addition, the stock market has experienced volatility, particularly with respect to the market prices of equity securities of many technology companies. This volatility has often been unrelated to the operating performance of the affected companies. These market fluctuations may adversely affect the price of the Common Stock.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution" described below.

                              SELLING SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Selling Shareholders as of November 17, 1997, as reported to the Company by the Selling Shareholders, the name of each of the Selling Shareholders, the number of shares of Common
Stock that each such Selling Shareholder beneficially owns as of such date, the number of shares of Common Stock beneficially owned by each Selling Shareholder that may be offered for sale from time to time by this Prospectus, and the number and percentage of shares of Common Stock to be beneficially owned by each such Selling Shareholder after completion of the offering (assuming the sale of all the Common Stock offered hereby). The Shares being registered hereby are being registered pursuant to contractual registration rights held by the Selling Shareholders. The Company may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Shareholders. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock.

                          SHARES           SHARES OF
                        BENEFICIALLY      COMMON STOCK     SHARES BENEFICIALLY
 NAME OF SELLING        OWNED PRIOR         OFFERED            OWNED AFTER
   SHAREHOLDERS       TO OFFERING (1)       HEREBY           THE OFFERING (1)
-------------------   ---------------     ------------     -------------------
                      SHARES  PERCENT                     SHARES      PERCENT
                      ------  -------                     ------      -------
Summit Subordinated   160,090    2.0%        160,090         -           -
Debt Fund, L.P. (2)

Summit Ventures III,  960,516   11.7         960,516         -           -
L.P. (2)

Summit Investors II,   22,870     *           22,870         -           -
L.P. (2)

Advent VII L.P. (3)   585,357    7.1         183,334      402,023       4.9%

Advent Atlantic and   151,589    1.9          47,477      104,112       1.3
Pacific II L.P. (3)

Advent New York L.P.   58,535     *           18,333       40,202        *
(3)

Advent Industrial II   54,650     *           17,116       37,534        *
L.P. (3)

TA Venture Investors    8,780     *            2,750        6,030        *
Limited Partnership
(3)

Chestnut Capital       19,126     *            5,990       13,136        *
International III
Limited Partnership
(3)

Will West+            120,108    1.5         120,108         -           -

Eric Smith+           120,108    1.5         120,108         -           -

Ron Wells+             21,008     *           21,008         -           -

Greg Cooper+           11,381     *           11,381         -           -

James Russell+         11,381     *           11,381         -           -

Steve McDaniel+        11,381     *           11,381         -           -

Aaron Myer+            11,381     *           11,381         -           -

Brett Molen+            5,858     *            5,858         -           -

Rick Hulme+             3,682     *            3,682         -           -

James Voss+             3,682     *            3,682         -           -

Mark Miner+             3,682     *            3,682         -           -

Larry Jones+            3,347     *            3,347         -           -

Alan Bowes+             3,347     *            3,347         -           -

Mark Morgan+            2,301     *            2,301         -           -

Tony Benjamin+          2,301     *            2,301         -           -

                          SHARES           SHARES OF
                        BENEFICIALLY      COMMON STOCK     SHARES BENEFICIALLY
 NAME OF SELLING        OWNED PRIOR         OFFERED            OWNED AFTER
   SHAREHOLDERS       TO OFFERING (1)       HEREBY           THE OFFERING (1)
-------------------   ---------------     ------------     -------------------
                      SHARES  PERCENT                     SHARES      PERCENT
                      ------  -------                     ------      -------
George Norr+            1,841    *            1,841         -           -

Mike Hoggan+            1,675    *            1,675         -           -

David Anderson+          418     *              418         -           -

Ginni Larsen+            335     *              335         -           -

Jeff Golightly+          502     *              502         -           -

Greg Riddle+             502     *              502         -           -

Dean Zekas+              502     *              502         -           -

Mona Aphayrath+          335     *              335         -           -

Gregory Chapman+         167     *              167         -           -

Rick Eastwood+           335     *              335         -           -

Latsada K.               335     *              335         -           -
Phachomphon+

Chris Delmain+           335     *              335         -           -

John Hayes+              335     *              335         -           -

----------------------
*   Less than 1% of the outstanding shares of the class

+ The Selling Shareholders indicated with a + are or were within the last three years employees of PHAST Corporation, a Delaware corporation that is a wholly owned subsidiary of the Company. Currently, Will West is the President and a director of PHAST and Eric Smith is a Vice President and a director of PHAST. However, none of the PHAST employees has held any position as an officer or director of the Company during the last three years.

(1) The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act. Except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.

(2) Summit Ventures III, L.P., Summit Subordinated Debt Fund, L.P. and Summit Investors II, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as Summit Partners. Each of the Summit Partners investment partnerships specifically disclaims beneficial ownership of the shares held by the other Summit Partners investment partnerships and, as such, the number of shares represented by each of the Summit Partners investment partnerships does not reflect any shares beneficially owned by any of the other Summit Partners investment partnerships. Summit Partners SD, L.P. is a general partner of Summit Subordinated Debt Fund, L.P. Summit Partners III, L.P. is a General Partner of Summit Ventures III, L.P. Stamps Woodsum & Co. III is a general partner of Summit Partners III, L.P. and Summit Partners SD, L.P. Thomas
    S. Roberts is a director of the Company and is a general partner of Stamps Woodsum & Co. III and a general partner of Summit Investors II, L.P.

(3) Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P., TA Venture Investors Limited Partnership and Chestnut Capital International III Limited Partnership are part of an affiliated group of investment partnerships referred to, collectively, as TA Associates. Each of the TA Associates investment partnerships specifically disclaims beneficial ownership of the shares held by the other TA Associates investment partnerships and, as such, the number of shares represented by each of the TA Associates investment partnerships does not reflect any shares beneficially owned by any of the other TA Associates investment partnerships.

                             PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the Nasdaq National Market, or in the over the counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In effecting sales, brokers, dealers, or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.
Brokers, dealers, or agents may receive commissions, discounts, or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts, or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers, or agents and any transfer taxes.

    In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Company has advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer, or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    The Company has agreed to indemnify the Selling Shareholders and any person controlling a Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed with certain of the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective up to the earlier of the sale of the Shares registered hereby or March 1, 1998 (which period may be shortened or extended under certain circumstances). The Company intends to de-register any of the Shares not sold by the Selling Shareholders by March 1, 1998; however, it is anticipated that at such time any unsold Shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Munsch Hardt Kopf Harr & Dinan, P.C., 1445 Ross Avenue, 4000 Fountain Place, Dallas, Texas 75202.

                                   EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              TABLE OF CONTENTS

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Incorporation of Certain Information By Reference. . . . . . . . . . . . .    6
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . .    7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Information Not Required in Prospectus . . . . . . . . . . . . . . . . . . II-1
Signatures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-4
Index to Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-5



                               AMX CORPORATION
                               1,761,041 SHARES
                                      OF
                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                               NOVEMBER __, 1997

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

              Registration Fee                        $  3,539
                                                       -------------
              Accountants' Fees and Expenses          $ 10,000
                                                       -------------
              Legal Fees and Expenses                 $ 20,000
                                                       -------------
              Printing Expenses                       $  5,000
                                                       -------------
              Miscellaneous                           $  2,500
                                                       -------------

              Total                                   $ 41,039
                                                       -------------

Item 15.  Indemnification of Directors and Officers.

    Article VIII of the Company's Amended and Restated Articles of Incorporation provides the following:

    "A Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article shall not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

    (1) a breach of the director's duty of loyalty to the Corporation or its shareholders;

    (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

    (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

    (4) an act or omission for which the liability of a director is expressly provided by an applicable statute."

    Article IX of the Company's Amended and Restated Articles of
Incorporation provides the following:

"The directors and officers of the Corporation shall be indemnified by the Corporation in a manner and to the maximum extent permitted by applicable state or federal law as in effect from time to time."

Section 7.06 of the Company's Amended and Restated Bylaws provides the following:

"The Corporation shall have the authority to and shall indemnify and advance expenses to the Directors, officers, employees, and agents of the Corporation or any other persons serving at the request of the Corporation in such capacities in a manner and to the maximum extent permitted by applicable state or federal law. The Corporation may purchase and maintain liability insurance or make other arrangements for such obligations to the extent permitted by the Texas Business Corporation Act."

    The Texas Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

    The directors and officers of the Company are entitled to indemnification by each of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

    In addition, the Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 16.  Exhibits.

 2.1 Stock Purchase Agreement dated as of October 14, 1997, by and among the Company, Will West, Eric Smith, Ron Wells, Carmelo J. Santoro, Scott D. Miller, PHAST Corporation, and certain employees of PHAST.

 4.1 Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference from Exhibit 3.1 to the Company's Form S-8 filed March 11, 1996, File No. 333-2202).

 4.2 Amended and Restated Bylaws of the Company, as amended. (Incorporated by reference from Exhibit 3.2 to the Company's Form 10-Q for the quarter ended September 30, 1997, filed November 14, 1997, File
         No. 0-26924).

 4.3 Specimen certificate for the Common Stock of the Company. (Incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-1 filed September 13, 1995, as amended, File No. 33-96886).

 5.1     Opinion of Munsch Hardt Kopf Harr &  Dinan, P.C.

23.1     Consent of Ernst & Young LLP as Independent Accountants.

23.2     Consent of Munsch Hardt Kopf Harr &  Dinan, P.C. (included in Exhibit
         5.1).

24.1     Power of Attorney (included in the signature page hereto).


Item 17.  Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on November 18, 1997.

                                       AMX Corporation

                                       /s/ Joe Hardt
                                       -------------------------------------
                                       Joe Hardt
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

    The undersigned directors and executive officers of AMX Corporation each hereby constitutes and appoints Joe Hardt and David E. Chisum, and each of them, with full power to act without the other and with full power of substitution, the undersigned's true and lawful attorneys-in-fact with full power to execute in the undersigned's name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection with the Commission, and hereby ratifies and confirms all that such attorneys-in-fact, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 /s/ Scott D. Miller        Chairman of the Board and        November 18, 1997
-------------------------   Director
 Scott D. Miller

 /s/ Joe Hardt              Chief Executive Officer,         November 18, 1997
-------------------------   President and Director
 Joe Hardt                  (Principal Executive
                            Officer)

 /s/ Peter D. York          Vice Chairman,                   November 18, 1997
-------------------------   Senior Vice President,
 Peter D. York              Secretary and Director

 /s/ David E. Chisum        Chief Financial Officer          November 18, 1997
-------------------------   (Principal Financial and
 David E. Chisum            Accounting Officer)

 /s/ Thomas S. Roberts      Director                         November 18, 1997
-------------------------
 Thomas S. Roberts

 /s/ Harvey B. Cash         Director                         November 18, 1997
-------------------------
 Harvey B. Cash

 /s/ J. Otis Winters        Director                         November 18, 1997
-------------------------
 J. Otis Winters

 /s/ John F. McHale         Director                         November 18, 1997
-------------------------
 John F. McHale

                              INDEX TO EXHIBITS

Exhibit No.                          Description

 2.1 Stock Purchase Agreement dated as of October 14, 1997, by and among the Company, Will West, Eric Smith, Ron Wells, Carmelo J. Santoro, Scott D. Miller, PHAST Corporation, and certain employees of PHAST.

 4.1          Amended and Restated Articles of Incorporation of the Company.
              (Incorporated by reference from Exhibit 3.1 to the Company's Form S-8 filed March 11, 1996, File No. 333-2202).

 4.2          Amended and Restated Bylaws of the Company, as amended.
              (Incorporated by reference from Exhibit 3.2 to the Company's Form 10-Q for the quarter ended September 30, 1997, filed November 14, 1997, File No. 0-26924).

 4.3          Specimen certificate for the Common Stock of the Company.
              (Incorporated by reference from Exhibit 4.1 to the Company's Registration Statement on Form S-1 filed September 13, 1995, as amended, File No. 33-96886).

 5.1          Opinion of Munsch Hardt Kopf Harr &  Dinan, P.C.

23.1          Consent of Ernst & Young LLP as Independent Accountants.

23.2          Consent of Munsch Hardt Kopf Harr &  Dinan, P.C. (included in
              Exhibit 5.1).

24.1          Power of Attorney (included in the signature page hereto).